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           Exhibit 99-7(a): Consent of Independent Auditors - KPMG LLP





                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors of Aetna Life Insurance and Annuity Company and Policy Holders of Variable Life Account C:

We consent to the use of our report dated February 16, 2001, relating to the financial statements of Variable Life Account C, our report dated February 26, 1999, relating to the financial statements of Variable Life Account B, and our report dated March 27, 2001, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company, which are included in this Post-Effective Amendment No. 2 to Registration Statement (File No. 333-89953) on Form S-6 and to the reference to our firm under the heading "Independent Auditors" in the prospectus.




                                  /s/ KPMG LLP



Hartford, Connecticut
April 17, 2001